UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 12, 2010

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-11459	PPL Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-2758192

1-32944	PPL Energy Supply, LLC (Exact name of Registrant as specified in its charter) (Delaware) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-3074920

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

and

Section 8 - Other Events

Item 8.01 Other Events

On November 12, 2010, LG&E and KU Energy LLC (“LKE”), a wholly owned subsidiary of PPL Corporation (“PPL”), issued $875 million aggregate principal amount of its senior unsecured notes of two series:  $400 million of 2.125% senior notes due 2015 and $475 million of 3.750% senior notes due 2020.  LKE's notes were issued under its Indenture dated as of November 1, 2010 to The Bank of New York Mellon as trustee, as supplemented.

On November 16, 2010, Louisville Gas and Electric Company (“LG&E”), a wholly owned subsidiary of PPL, issued $535 million aggregate principal amount of its first mortgage bonds of two series:  $250 million of 1.625% first mortgage bonds due 2015 and $285 million of 5.125% first mortgage bonds due 2040.  LG&E's bonds were issued under its Indenture dated as of October 1, 2010 to The Bank of New York Mellon as trustee, as supplemented (the “LG&E Mortgage”).  The LG&E Mortgage creates a lien, subject to certain exceptions and exclusions, on substantially all of LG&E's real and tangible personal property located in Kentucky and used in connection with the generation, transmission and distribution of electricity and the storage and distribution of natural gas.

Also, on November 16, 2010, Kentucky Utilities Company (“KU”, together with LKE and LG&E, the “Kentucky Entities”), a wholly owned subsidiary of PPL, issued $1.5 billion aggregate principal amount of its first mortgage bonds of three series:  $250 million of 1.625% first mortgage bonds due 2015; $500 million of 3.250% first mortgage bonds due 2020 and $750 million of 5.125% first mortgage bonds due 2040.  KU's bonds were issued under its Indenture dated as of October 1, 2010 to The Bank of New York Mellon as trustee, as supplemented (the “KU Mortgage”).  The KU Mortgage creates a lien, subject to certain exceptions and exclusions, on substantially all of KU's real and tangible personal property located in Kentucky and used in connection with the generation, transmission and distribution of electricity.

The Kentucky Entities’ indentures described above contain customary covenants, events of default and remedies which, subject to customary cure periods and procedural requirements, include provisions for acceleration of indebtedness upon certain events of default.  Events of default under the indentures include a failure to make timely payments associated with the notes or bonds, a continuing default in performance of applicable covenants, and certain bankruptcy or insolvency-related conditions, in each case subject to customary cure provisions.

The LKE notes and LG&E and KU first mortgage bonds were offered in transactions exempt from registration under the Securities Act of 1933, as amended (the “Act”) only to qualified institutional buyers in accordance with Rule 144A under the Act and outside the United States to non-U.S. persons in accordance with Regulation S under the Act.  In connection with the issuances, the Kentucky Entities each entered into a registration rights agreement with representatives of the initial purchasers of applicable notes or bonds, pursuant to which the issuer agreed to file a registration statement to exchange such notes or bonds for securities containing substantially identical terms (except for certain transfer restrictions), or in certain cases to file a registration statement covering resales of such notes or bonds.  Pursuant to each registration rights agreement, the issuer may be required to pay liquidated damages if it does not meet certain requirements under its registration rights agreement.  Liquidated damages will generally accrue on the subject securities at a rate of 0.25% per annum for the first 90 days from and including the date on which a default specified under the applicable registration rights agreement occurs, and increase by an additional 0.25% per annum thereafter, provided that the liquidated damages rate shall not at any time exceed 0.50% per annum.  Liquidated damages will cease to accrue when all registration defaults under the applicable registration rights agreement have been cured.

Approximately $2.6 billion of the net proceeds from the LKE, LG&E and KU offerings, together with approximately $163 million of borrowings by LG&E under its available credit facilities, have been applied to repay borrowings by the Kentucky Entities from a subsidiary of PPL Energy Supply, LLC (“PPL Energy Supply”), which borrowings were incurred to permit the Kentucky Entities to repay certain indebtedness owed to affiliates of E.ON AG upon the closing of PPL’s previously reported November 1, 2010 acquisition of LKE from E.ON AG.  In addition, LKE used net proceeds of its offering to make a $100 million return of capital to PPL.  On November 12 and 16, PPL Energy Supply applied the above-referenced amounts received from the Kentucky Entities, together with other cash on hand, to repay approximately $2.9 billion of the October 28, 2010 $3.2 billion borrowing under its $4.0 billion Revolving Credit Agreement (the “Credit Agreement”), dated as of October 19, 2010, among PPL Energy Supply, the lenders party thereto and Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent.

On November 18, 2010, PPL Energy Supply delivered to Wells Fargo a notice permanently reducing the amount of the commitments under the Credit Agreement from $4 billion to $3 billion, effective December 1, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PPL CORPORATION

By:	/s/ Vincent Sorgi
Vincent Sorgi Vice President and Controller

PPL ENERGY SUPPLY, LLC

By:	/s/ Vincent Sorgi
Vincent Sorgi Vice President and Controller

Dated:  November 18, 2010